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EXHIBIT 3
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                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                             CINTECH SOLUTIONS, INC.

FIRST:   NAME.  The name of this Corporation shall be CINTECH SOLUTIONS, INC.

SECOND: PRINCIPAL OFFICE. The place in Ohio where the principal office of the Corporation is to be located is Cincinnati, Hamilton County, Ohio.

THIRD:   PURPOSE.  The purpose or purposes for which the Corporation is formed are:

                  (a) Development and marketing of hardware and software products for the tele-communication industry.

                  (b) To carry on any other lawful business and to do anything and everything necessary, suitable and convenient and proper for the accomplishment of any of the purposes or the attainment of the objects herein enumerated or incident to the powers herein named; and to have all rights, powers and privileges now or hereafter conferred by the laws of the State of Ohio upon private corporations organized under the General Corporation Law of Ohio.

                  (c) Further, by way of example, to do any and all things permitted to an Ohio corporation, in Ohio and elsewhere by virtue of Ohio Revised Code Section 1701.13, either in its present form or, if it be re-enacted to enlarge the powers of corporations, in such broader form or forms.

                  (d) Without limitation on the generality of the foregoing authorizations by reason of this specification, the corporation may borrow money, without limitation on the amount or terms thereof and, in respect of any such indebtedness, may issue such instruments evidencing such borrowing and enter into such commitments and contracts in respect thereof as may be approved from time to time by the Board of Directors of the corporation.

FOURTH: SHARES. The number of shares which the Corporation is authorized to have outstanding is Fifteen Million (15,000,000) shares of common stock without par value. Each share of common stock without par value heretofore issued and outstanding is hereby changed into Eighty three Thousand Seven Hundred Fifty Seven (83,757) shares of common stock without par value.

FIFTH: ACQUISITION OF OWN SHARES. When authorized by the affirmative vote of a majority of the Board of Directors, without the action or approval of the shareholders of this Corporation, this Corporation may redeem, purchase, or contract to purchase, at any time and from time to time, shares of any class issued by this Corporation for such prices and upon and subject to such terms and conditions as the Board of Directors may determine; subject, however, to limitations of applicable law.



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SIXTH:            PRE-EMPTIVE RIGHTS. No holder of any share or shares of any class issued by the Corporation shall be entitled as such, as a matter of right, at any time, to subscribe for or purchase
                  (i) shares of any class issued by the Corporation, now or hereafter authorized, (ii) securities of the Corporation convertible into or exchangeable for shares of any class issued by the Corporation, now or hereafter authorized, or
                  (iii) securities of the Corporation to which shall attach or appertain any rights or options, whether by the terms of such securities or in the contracts, warrants or other instruments (whether transferrable or non-transferrable or separable or inseparable from such securities) evidencing such rights or options, entitling the holder thereof to subscribe for or purchase shares of any class issued by the Corporation, now or hereafter authorized; it being the intent and is the effect of this Article Sixth to fully eliminate any and all pre-emptive rights with respect to the shares of securities of any class issued by the Corporation now or hereafter authorized.

SEVENTH: MAJORITY VOTE. Notwithstanding any provisions in the Ohio General Corporation Law requiring for any purpose the vote, consent, waiver or release of the holders of greater than a majority (but less than all) of the shares of the Corporation or of any particular class or of each class, for such purpose the vote, consent, waiver, or release of the holders of the majority of the shares of the Corporation or of such particular class, or of each such class, shall control.